Exhibit 10.3(b)
Schedule identifying Split-Dollar Agreements between subsidiaries of Park National Corporation and executive officers or employees of such subsidiaries who are directors or executive officers of Park National Corporation, which Split-Dollar Agreements are identical to the Split-Dollar
Agreement, dated May 17, 1993, between William T. McConnell and The Park National Bank
     The following individuals entered into Split-Dollar Agreements with the subsidiaries of Park National Corporation (“Park”) identified below, which Split-Dollar Agreements are identical to the Split-Dollar Agreement, dated May 17, 1993, between William T. McConnell, Chairman of the Executive Committee of the Board of Directors and a director of each of Park and The Park National Bank (“Park National Bank”), and Park National Bank, filed as Exhibit 10(f) to Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (File No. 0-18772):

Subsidiary of Park
Name and Positions Held With Park and/or	Date of Split-	which is Party to
Principal Subsidiaries of Park	Dollar Agreement	Split-Dollar Agreement

C. Daniel DeLawder – Chairman of the Board, Chief Executive Officer and a director of each of Park and Park National Bank; a director of The Richland Trust Company; a director of Second National Bank; a member of the Advisory Board of the Fairfield National Division of Park National Bank
	May 26, 1993	Park National Bank

John W. Kozak – Chief Financial Officer of Park; Senior Vice President and Chief Financial Officer of Park National Bank; a director of Century National Bank	June 2, 1993	Park National Bank

William A. Phillips – a director of Park; Chairman of Board and a director of Century National Bank	May 22, 1998	Century National Bank

David L. Trautman – President, Secretary and a director of Park; President and a director of Park National Bank; Chairman of the Board and a director of The First-Knox National Bank of Mount Vernon; a director of United Bank, N.A.
	September 23, 1993	Park National Bank